EXHIBIT D-1

                                       March 26, 1997



Honorable Arthur Levitt
Chairman
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

RE:  Cinergy Corp., Docket No. 70-9011

Dear Chairman Levitt:

    PSI Energy, Inc. ("PSI"), a subsidiary of Cinergy Corp. ("Cinergy"), a registered public utility holding company, has advised this Commission that Cinergy has applied to your Commission (Docket Number 70-9011) to increase its authority to acquire or otherwise invest in foreign utility companies ("FUCOs") and exempt wholesale generators ("EWGs"). Cinergy has requested that the Indiana Utility Regulatory Commission certify to you that such increased investment authority in FUCOs and EWGs will not impair the ability of this Commission to protect PSI or its retail electric customers in Indiana.

    As the State commission having jurisdiction over the retail electric rates of Cinergy's public utility subsidiary, PSI, please be advised that based on:

    1. this Commission's statutory authority to supervise and regulate electric utilities and all matters relating to the performance of their public duties and their charges therefor, and to correct any abuses of such utilities, and

    2. the settlement agreement approved by this Commission in 1994 in connection with the Cinergy merger conferring additional oversight on this Commission over PSI and Cinergy,

    3.   the representations set forth in Cinergy's application to your
         Commission referenced above, including, but not limited to,      the
         representation that assets of PSI will not be encumbered,

this Commission is of the view that Cinergy's proposal will not impair the ability of this Commission to protect PSI or its retail electric customers in Indiana.

    The foregoing is expressly conditioned on and is subject to being revised or withdrawn by this Commission, if it deems that action to be appropriate. PSI has represented that it will timely inform this Commission when Cinergy actually acquires ownership in FUCOs or EWGs pursuant to its proposal.

Sincerely,



/s/ John F.  Mortell
Chairman

cc:      Commissioner Mary Jo Huffman
    Commissioner  Camie Swanson-Hull
    Commissioner G. Richard Klein
    Commissioner David Ziegner
    Robert C. Glazier, Director of Utilities